Exhibit 99.1

November 14, 2023

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES SECOND QUARTER RESULTS AND PROVIDES UPDATE ON STRATEGIC GROWTH INITIATIVES

Friedman Industries, Incorporated (NYSE American: FRD) announced today its results of operations for the quarter ended September 30, 2023.

September 30, 2023 Quarter Highlights:

●	Net earnings of approximately $3.5 million
●	Sales of approximately $130.7 million
●	10% increase in sales volume over prior year quarter volume
●	Working capital balance at quarter-end of approximately $129.9 million

“Our second quarter results are a testament to our team’s ability to evaluate challenging market conditions and make the appropriate decisions to deliver increased sales volume and profitable results in periods of significant headwinds to profitability,” said Michael J. Taylor, President and Chief Executive Officer. “We experienced a significant decline in steel prices entering the second quarter with that trend continuing to the end of the quarter. These conditions resulted in compressed physical margins for the quarter, but the effective hedging of our price risk exposure allowed us to offset the physical margin compression and deliver improved results compared to the prior year quarter which had very similar steel pricing dynamics. Further, the 10% increase in sales volume from the prior year’s quarter demonstrates the impact of the new Sinton facility and other key investments made across our complementary facilities. As fiscal 2024 continues, we believe the Company is positioned well to deliver record financial results for a third year in a row,” Taylor concluded.

For the quarter ended September 30, 2023 (the “2023 quarter”), the Company recorded net earnings of approximately $3.5 million ($0.48 diluted earnings per share) on sales of approximately $130.7 million compared to net earnings of approximately $2.5 million ($0.34 diluted earnings per share) on sales of approximately $149.7 million for the quarter ended September 30, 2022 (the “2022 quarter”).

Our operating results are significantly impacted by the market price of hot-rolled coil (“HRC”). The Company experienced similar HRC pricing dynamics entering and during both the 2023 and 2022 quarters. HRC price declined approximately 25% during the 2023 quarter with this decline being part of a downward price cycle which commenced in April 2023. From April 2023 and to the end of the 2023 quarter, HRC price declined approximately 45%. HRC price declined approximately 23% during the 2022 quarter with this decline being part of a downward price cycle which commenced in April 2022. From April 2022 and to the end of the 2022 quarter, HRC price declined approximately 47%. These pricing dynamics created physical margin compression during both the 2023 and 2022 quarters. The compressed physical margins were offset by hedging related gains of approximately $4.4 million and $2.3 million for the 2023 and 2022 quarters, respectively. The decline in revenue was primarily attributable to the average steel price for the 2022 quarter being higher than the average steel price for the 2023 quarter with this price differential being partially offset by sales volume increasing from approximately 117,000 tons in the 2022 quarter to approximately 129,000 tons in the 2023 quarter.

The table below provides our unaudited statements of operations for the three- and six-month periods ended September 30, 2023 and 2022:

SUMMARY OF OPERATIONS (unaudited)
(In thousands, except for per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2023	2022	2023	2022

Net Sales	$130,748	$149,692	$268,046	$311,495

Cost of products sold	124,927	145,014	245,896	288,145
Selling, general and administrative expenses	4,766	4,607	10,738	10,960

Earnings from operations	1,055	71	11,412	12,390

Gain on economic hedges of risk	4,402	3,749	4,832	6,504
Interest expense	(805)	(621)	(1,345)	(1,051)
Other income	10	7	16	20

Earnings before income taxes	4,662	3,206	14,915	17,863

Income tax expense	1,149	735	3,712	4,208

Net earnings	$3,513	$2,471	$11,203	$13,655

Net earnings per share:
Basic	$0.48	$0.34	$1.52	$1.88
Diluted	$0.48	$0.34	$1.52	$1.88

The table below provides summarized unaudited balance sheets as of September 30, 2023 and March 31, 2023:

SUMMARIZED BALANCE SHEETS (unaudited)
(In thousands)

	September 30, 2023	March 31, 2023
ASSETS:
Current Assets	165,162	143,656
Noncurrent Assets	56,965	55,656
Total Assets	222,127	199,312

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities	35,292	45,088
Noncurrent Liabilities	60,026	38,792
Total Liabilities	95,318	83,880

Total Stockholders' Equity	126,809	115,432

Total Liabilities and Stockholders' Equity	222,127	199,312

FLAT-ROLL SEGMENT OPERATIONS (previously referred to as the “coil segment”)

Flat-roll product segment sales for the 2023 quarter totaled approximately $120.5 million compared to approximately $129.7 million for the 2022 quarter. The decrease in sales was driven primarily by a decline in the average selling price of inventory, partially offset by an increase in sales volume. The average per ton selling price of flat-roll segment inventory decreased from approximately $1,229 per ton in the 2022 quarter to approximately $983 per ton in the 2023 quarter. Inventory tons sold increased from approximately 106,500 tons in the 2022 quarter to approximately 121,000 tons in the 2023 quarter. The increase in sales volume was primarily attributable to the segment’s new Sinton, Texas facility becoming operational in October 2022. Flat-roll segment operations recorded an operating profit of approximately $3.1 million for the 2023 quarter compared to an operating loss of approximately $1.1 million for the 2022 quarter.

TUBULAR SEGMENT OPERATIONS

Tubular product segment sales for the 2023 quarter totaled approximately $10.2 million compared to approximately $20.0 million for the 2022 quarter. Sales decreased due to a decline in the average selling price per ton and a decrease in tons sold. The average per ton selling price of tubular segment inventory decreased from approximately $1,883 per ton in the 2022 quarter to approximately $1,301 per ton in the 2023 quarter. Tons sold decreased from approximately 10,500 tons in the 2022 quarter to approximately 8,000 tons in the 2023 quarter. The tubular segment operated at a break-even level for the 2023 quarter compared to recording operating profit of approximately $3.3 million for the 2022 quarter.

OUTLOOK

From the end of the second quarter and through the date of this release, multiple domestic steel producers have announced price increases for hot-rolled coil (“HRC”). According to these announcements, the base price for HRC has increased approximately $300 per ton in total. The Company is currently seeing the lead time for production at steel mills extend into calendar 2024 which is supportive of the increasing HRC prices. The Company believes it is positioned well to support our customers’ needs and expects margin improvement during the fiscal third quarter and continuing into the fiscal fourth quarter. The Company expects sales volume for the third quarter of fiscal 2024 to be slightly lower than the second quarter volume due primarily to the seasonal impact of holidays.

PROGRESS ON STRATEGIC GROWTH INITIATIVES

Friedman Industries is a stronger company today than it was just a couple years ago. We have completed a series of strategic investments that have expanded our steel processing capabilities, broadened our geographical reach and improved our earnings. However, there is significant additional earnings potential to be recognized as we continue to expand the throughput on our existing assets. For perspective, the monthly sales volume for our flat-roll and manufactured pipe operations for fiscal years 2018 to 2022 averaged approximately 14,500 tons per month. Our average monthly volume for the first two quarters of fiscal 2024 is approximately 42,800 tons with the 195% increase primarily attributable to our equipment replacement project at our Decatur, Alabama facility, our acquisition of facilities in East Chicago, Indiana and Granite City, Illinois, and our completion of a new facility in Sinton, Texas.

At our Decatur facility, we continue to invest with the expansion of our storage yard for additional raw material storage, upgrading a component of our processing line for additional throughput and expanding our building for additional finished goods storage. In the first two quarters of fiscal 2024, our sales volume at Decatur averaged approximately 4,000 tons per month. The projects mentioned here will facilitate our goal to sell 8,000 tons per month from our Decatur facility within the next twelve months.

We remain excited about the customer response to our new Sinton facility and the industry leading range of products we can produce. The equipment is performing up to expectations and we have experienced increased production monthly. In the first two quarters of fiscal 2024, our sales volume at Sinton averaged approximately 6,000 tons per month, with the goal of increasing to 10,000 tons per month within the next twelve months.

At our Granite City facility, there are two processing lines, one of which was non-operational when we acquired the facility. We recently completed a project to bring the second line operational. In the first two quarters of fiscal 2024, we operated one of the two lines and our sales volume averaged approximately 10,500 tons per month. With the second line now operational, the facility’s capacity has doubled and our goal is to capture sales opportunities to utilize the additional capacity.

In addition to maximizing throughput on our existing assets, we have an active growth strategy. Whether it be an acquisition, a new facility, or an expansion or upgrade to an existing facility, we are actively evaluating which opportunities can provide the most value to the Company and its shareholders. Our recent growth has been transformative for the Company and we look forward to recognizing the additional potential we have in place and executing additional strategic investments.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: flat-roll products and tubular products. The flat-roll product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The East Chicago and Granite City facilities were acquired from Plateplus, Inc. on April 30, 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on November 14, 2023 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.